                                                                       Exhibit 5


INVESTMENT ADVISORY AGREEMENT

Between

McDONALD INVESTMENTS INC.

and

GRADISON-MCDONALD U. S. GOVERNMENT RESERVES SERIES
OF GRADISON CASH RESERVES TRUST


THIS AGREEMENT is made as of the 23rd day of October 1998, between McDonald Investments Inc.., an Ohio corporation (the "Adviser"), and Gradison U. S. Government Reserves (the "Fund"), a series of Gradison McDonald Cash Reserves Trust (the "Trust"), a Massachusetts business trust.

In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. a. The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objective and policies, and to perform certain other services herein set forth and administer the Trust's affairs to the extent requested subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms herein set forth.

         b. The Adviser hereby accepts such employment, and agrees to render such services and to assume the obligations herein set forth.

2.  The Adviser shall:

         a.-Manage the investment of the Fund's assets including the placing of orders for purchases and sales and other investment transactions;

         b.-Report periodically to the Trust with respect to the Fund's investment programs and with respect to the Adviser's activities in connection with the administration of the Fund;

         c. In all matters relating to the performance of this Agreement, act in conformity with the Declaration of Trust, By-Laws, and Registration Statement of the Trust and with the instructions and directions of the Board of Trustees and will comply with the requirements of the Investment Company Act of l940 ("1940 Act"), the rules thereunder, and all other applicable federal and state laws and regulations; and

         d.-Provide persons satisfactory to the Board of Trustees of the Trust to act as officers of the Trust to the extent permissible under applicable federal laws and regulations.

3. Any investment program undertaken by the Adviser pursuant to this Agreement, and any other activities undertaken by the Adviser on behalf of the Fund, shall at all times be subject to any directives of the Board of Trustees of the Trust, or of any duly constituted committee of the Board, or of any officer of the Trust acting pursuant to authority granted by the Board or by any such committee.

4. In addition to performing the obligations set forth in Paragraph 2 hereof, the Adviser shall assume and bear expenses incurred with respect to Trustees who are affiliated with the Adviser, officers affiliated with the Adviser who are necessary for the management, operations, administration and investments of the Trust, office space, office facilities, business equipment and utilities (including communications expense). The payment or assumption by the Adviser of any expense of the Trust or the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust or Fund on any subsequent occasion.

5. All expenses not specifically assumed by the Adviser under this Agreement or any other agreement, or by another party pursuant to any other agreement, which may be incurred in the operation of the Fund will be borne by the Fund. These expenses to be borne by the Fund include:

         a. Costs of preparing, printing and mailing, and expenses incurred in connection with furnishing of information and administrative assistance with respect to the preparation of; registration statements and prospectuses, including amendments and revisions thereto, and annual, semiannual and other periodic reports furnished to shareholders of the Fund or to regulatory authorities; and other documents required by regulatory authorities; and notices and proxy solicitation materials furnished to shareholders of the Fund;

         b. Such distribution expenses or service fees as may be contemplated by an effective plan pursuant to Rule 12b-1 under the 1940 Act, provided, however, that any such payment by the Fund of distribution expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan;

         c. Registration, filing and other fees in connection with requirements of regulatory authorities;

         d. Expenses of issue, sale, redemption and repurchase of shares of the Fund;

         e. Compensation of Trustees of the Trust who are not interested persons of the Trust as defined by the l940 Act.

         f. Compensation and expenses of any transfer agent, dividend disbursing agent, registrar, custodian or depository appointed by the Fund which may be the Adviser;

         g. Any costs, expenses or other relief asserted against the Trust or Fund for violation of any law;

         h. Charges and expenses of independent accountants retained by the Trust;

         i. Brokers' commissions and issue or transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

         j. Any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to officers, trustees, agents and shareholders of the Trust) incurred by the Fund;

         k. Taxes and other fees payable by the Fund to federal, state, or other governmental agencies;

         l. Costs of share certificates representing shares of the Fund, if provided for;

         m. Legal and accounting fees and expenses in connection with the operations of the Fund, including its organization and the registration or qualification of its shares with federal or state regulatory authorities;

         n. Expenses incurred in connection with shareholders' or Trustees' meetings;

         o. Fees and other expenses incurred by the Fund in connection with its membership in any organization; and

         p. Costs of liability, errors and omissions and other insurance and fidelity bond.

6. The Fund shall reimburse the Adviser for the costs (salaries, benefits and expenses) which are fairly allocable to legal services performed by the Adviser's employees under this Agreement on behalf of the Fund.

7. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to other persons so long as the services to be rendered hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business.

8. The Adviser assumes no responsibility or obligation under this Agreement other than to render in good faith the services provided for herein; provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder. The Adviser shall not be responsible or liable for any action or inaction of the Board of Trustees of the Trust or any committee thereof.

9. In addition to all other charges and expenses to be paid hereunder, the Fund shall pay to the Adviser compensation for its services and facilities furnished hereunder, at an annual rate computed in accordance with Schedule A attached hereto. The fee shall be computed and accrued daily. The fee so computed and accrued during each calendar month shall be paid to the Adviser on the first day of the next month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

10. The Adviser shall reimburse the Fund if and to the extent that expenses borne by the Fund in any fiscal year exceed any expense limitation applicable to the Fund imposed by any regulatory authority (as such limitations may be established from time to time). During any fiscal year, the Adviser shall be bound, in calculating the amount of any such excess, by the most stringent applicable requirements of any state in which the shares of the Fund are qualified for sale. Such excess expenses, if any, shall be determined and paid on a monthly basis, subject to annual adjustment so that the aggregate of reimbursements, if any, by the Adviser to the Fund for the fiscal year are in the amount necessary to limit such expenses to the applicable expense limitation.

11. Subject to compliance with the provisions of the 1940 Act and the duties and conditions to which the Adviser is bound by Paragraph 3 of this Agreement, the Fund hereby agrees that the Adviser may subcontract for the performance of any of the services contemplated to be rendered by the Adviser hereunder.

12. It is mutually understood that trustees, officers, shareholders, employees and agents of the Trust are or may be interested in the Adviser as directors, officers, stockholders, employees, agents or in other capacities; that directors, officers, stockholders, employees and agents of the Adviser are or may be interested in the Trust as trustees, officers, shareholders, employees, agents or in other capacities; that the Adviser may be interested in the Fund as a shareholder or otherwise; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions made hereunder, except as may otherwise be provided in the Declaration of Trust of the Trust or the Articles of Incorporation of the Adviser, or by any specific provision of any applicable statute, rule or regulation.

13. This Agreement shall become effective as of the date first set forth above and shall continue in effect for a two year period so long as it is approved by the vote of a majority of the outstanding voting securities of the Fund as defined in the l940 Act, and in accordance with the exemptive order issued by the Securities and Exchange Commission in Investment Company Act Release number IC-23484 providing for this Agreement to become effective prior to the required vote of the shareholders of the Fund. Thereafter, it shall continue in effect from year to year, provided such continuance is specifically approved at least annually, at meetings called for the purpose of voting upon such approvals, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of a majority of the Board of Trustees of the Trust, and in either event by the vote cast in person of a majority of the trustees of the Trust who are not interested persons (as defined in the 1940 Act) of either party to this Agreement.

14. The Trust may at any time and without the payment of any penalty terminate this Agreement as to the Fund upon 60 days' written notice to the Adviser, either by action of the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, and the Adviser may at any time and without the payment of any penalty terminate this Agreement upon 60 days' written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (within the meaning of the 1940 Act) by the Adviser, unless such automatic termination shall be prevented by an order of exemption from the Securities and Exchange Commission. Subject to approval by the Trustees of the Trust, this Agreement may be assigned by the Adviser to Key Asset Management Inc. so long as such assignment shall not constitute an assignment within the meaning of the l940 Act.

15. This Agreement may be amended at any time by the mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved, at meetings called for the purpose of voting upon such consent, by the vote of a majority of the outstanding voting securities of the Fund, and by the vote of a majority of the Board of Trustees of the Trust, including the vote cast in person by a majority of the trustees of the Trust who are not interested persons (as defined in the 1940 Act) of either party to this Agreement.

16. The parties to this Agreement acknowledge that the Adviser has an exclusive proprietary interest in the use of the names "Gradison" and "McDonald" and further acknowledge that the Adviser has consented to the use of such names by the Fund subject to withdrawal of such consent upon 30 days' written notice to the Trust. The Trust agrees that the names "Gradison" and "McDonald" will be used by it only in connection with the business of any open-end management investment company; that such names will be used only in such forms, styles and contexts as may be approved by the Adviser; and that the Trust will not do or cause to be done any act or undertaking which has the effect of contesting, challenging or in any way impairing the Adviser's right, title or interest in or to such names. The Trust agrees that it will not represent that it has any right, title or interest in such names, and that the Trust's use of such names shall not create any right, title or interest in its favor therein. Within 30 days after the termination of this Agreement for any reason, or after the written withdrawal of such consent of the Adviser (with or without cause and within the Adviser' sole discretion) the Trust

         a. will cease and desist from every use of the names "Gradison" and "McDonald" and will deliver to the Adviser all prospectuses, sales literature and other advertising materials bearing such names;

         b. will cause its name to be changed so as to eliminate the word "Gradison" or "McDonald" therefrom; and

         c. will not at any time thereafter adopt or use any name, mark or other trade designation which is confusingly similar to the names "Gradison" or "McDonald" or likely to mislead the public.

17. Any notice required by or permitted to be given in connection with this Agreement shall be in writing, addressed and delivered in person, or mailed postage prepaid, to the addresses designated by the respective parties for the receipt of such notice. Until further written notice, it is agreed that the addresses of the Adviser and of the Trust, respectively, shall be:

McDonald Investments Inc.
Attention: Bradley E. Turner
580 Walnut Street
Cincinnati, Ohio   45202

Gradison-McDonald Cash Reserves Trust
Attention: Richard M. Wachterman
580 Walnut Street
Cincinnati, Ohio   45202

18. The shareholders of the Fund and, trustees, officers, employees and agents of the Trust shall not personally be bound by or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder, as more fully provided under the terms of the Declaration of Trust.

19. This Agreement shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio conflict with the applicable provisions of the 1940 Act, the latter shall control.

20. Notwithstanding any other provision of this Agreement, until the approval of this Agreement by a vote of a majority of the outstanding voting securities, as defined in the Investment Company Act of l940, ("Shareholder Approval"), all fees payable under this Agreement shall be paid to an independent escrow agent which shall hold such fees pending Shareholder Approval. If Shareholder Approval has not been received by the date specified in the exemptive order issued by the Securities and Exchange Commission allowing this Agreement to be implemented prior to Shareholder Approval, then all such fees shall be repaid to the Fund.

IN WITNESS WHEREOF, the parties have executed this Investment Advisory Agreement as of the date first written above.


GRADISON - McDONALD CASH RESERVES TRUST
By: Donald E. Weston
Title: Chairman

MCDONALD INVESTMENTS INC.
By: Bradley E. Turner
Title: Senior Managing Director

Schedule A

Investment Advisory Fee


 .50 of 1% of first $400 million of average daily net assets .45 of l% of next $600 million of average daily net assets .40 of l% of next $l billion of average daily net assets
 .35 of l% of average daily net assets in excess of $2 billion